                                                                    Exhibit 10.1

                               AMENDMENT TO LEASES
                         Execution Date: August 9, 2002

         This Amendment to Lease is made as of the Execution Date first above written by and between FPRP Moulton LLC, a Massachusetts limited liability company, acting as Trustee of Fresh Pond Research Park Trust ("Landlord") and Curis, Inc., a Massachusetts corporation ("Tenant"). Tenant was formerly known as Ontogeny, Inc.

1.       BACKGROUND

         Reference is made to the following:

         1.1 Tenant is presently leasing premises ("1995 Premises") in buildings known as 33 and 45 Moulton Street, Cambridge, Massachusetts and 27 Moulton Street, Cambridge, Massachusetts (collectively "1995 Buildings") pursuant to a lease ("1995 Lease") dated as November 16, 1995 by and between Landlord, as successor-in-interest to Michael J. Spinelli, Jr., Peter A. Spinelli, and Carol
A. Hickey, Trustees of Moulton Realty Trust ("Prior Landlord"), as landlord, and Ontogeny, Inc., as tenant, as amended by:

         . First Amendment to Lease effective as of October 30, 1997;
         . Second Amendment to Lease effective as of October 22, 1998; and . Third Amendment to Lease effective as of June 1, 1999.

         1.2 Tenant is presently leasing the building known as 61 Moulton Street, Cambridge, Massachusetts ("2001 Premises") pursuant to a lease dated as of March 15, 2001 by and between Prior Landlord and Tenant.

         1.3 Tenant has subleased a portion ("Mimeon Premises") of 45 Moulton Street to Mimeon, Inc. ("Mimeon") pursuant to a Sublease dated as of February 25, 2002.

         1.4 Tenant desires to enter into a sublease of a portion ("Bionaut Premises") of 61 Moulton Street to Bionaut Pharmaceuticals, Inc. ("Bionaut").

         1.5 Landlord acquired the real property consisting of the 1995 Premises, the 2001 Premises, and other property including 25 Moulton Street ("Additional Premises"). The 1995 Premises, the 2001 Premises, the Additional Premises, and the other property acquired by Landlord from Prior Landlord are hereinafter referred to as the "Property".

         1.6 Tenant desires to lease the Additional Premises and has requested that Landlord give a recognition agreement to Bionaut.

         1.7 Landlord is willing to lease the Additional Premises to Tenant on the terms and conditions hereinafter set forth and to enter into a recognition agreement with

Bionaut, provided that certain modifications are made to the 1995 Lease and the 2001 Lease.

         1.8 The 1995 Premises contain 35,095 rentable square feet. The 2001 Premises contain 17,800 rentable square feet. The Mimeon Premises contain 5,400 rentable square feet. The Bionaut Premises contain approximately 11,980 rentable square feet and are substantially as shown on Exhibit A-1. The Additional Premises contain 1,526 rentable square feet on the street level of 25 Moulton Street as well as additional space in the basement of 25 Moulton Street, and are substantially as shown on Exhibit A-2 attached hereto.

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

2.       DEMISE OF ADDITIONAL PREMISES

         Landlord hereby demises and leases to Tenant, and Tenant hereby hires and leases from Landlord, the Additional Premises. Said demise of the Additional Premises shall be upon all of the terms and conditions of the 1995 Lease, as amended by this Amendment to Leases, except as follows:

         2.1 Term. Tenant's demise of the Additional Premises shall commence as of August 15, 2002 and, subject to the provisions of Section 4 below, shall expire as of April 30, 2007. In addition, Tenant shall have the right to occupy and use the Additional Premises for the period ("Early Access Period") from August 1, 2002 through August 14, 2002 under the same terms and conditions as are applicable to the Additional Premises during the term of Tenant's demise of the Additional Premises, except that Tenant shall have no obligation to pay Annual Base Rent, Real Estate Taxes or Operating Costs in respect of the Early Access Period.

         2.2 Annual Base Rent. The base rent payable by Tenant with respect to the Additional Premises shall be $30,520.00 (i.e. monthly installments of $2,543.33).

         2.3 Tenant's Extension Options. If the term of Tenant's demise of the Additional Premises is not terminated prior to April 30, 2007, Tenant's extension option under Section III(b) of the 1995 Lease shall apply to the Additional Premises. The annual base rent payable with respect to the Additional Premises in respect of the extension term shall be equal to:

             a. For the period from May 1, 2007-April 30, 2009, Fifty-Seven Thousand Nine Hundred Eighty-Eight ($57,988.00) Dollars per annum (i.e. monthly installments of $4,832.33) [based upon $38 per rentable square foot of the Additional Premises]; and

             b. For the period from May 1, 2009-April 30, 2012, Sixty-Five Thousand Six Hundred Eighteen ($65,618.00) Dollars per annum (i.e. monthly installments of $5,468.17) [based upon $43 per rentable square foot of the Additional Premises].

         2.4 Real Estate Taxes. Tenant shall pay to Landlord, as additional rent, one hundred (100%) percent of the real estate taxes levied against the Additional Premises and Tenant's proportionate share of the taxes levied against the land occupied by the parking area ("Parking Area") located on the adjacent lot, such proportionate share to be represented by a fraction, the numerator of which shall be 8, the denominator of which shall be the total number of parking spaces located in such Parking Area ("Tenant's 25 Moulton Parking Percentage").

         2.5 Operating Costs. Tenant shall pay to Landlord, as additional rent, one hundred percent of all costs, (subject to Section 6.2 hereof) of insurance, maintenance (other than of structural nature and of the roof), management, repairs, and snow removal, and other usual and reasonable operating expenses for the Additional Premises, Tenant's 25 Moulton Parking Percentage of all costs and expenses attributable to the Parking Area, including, but not limited to costs of plowing, maintenance, striping, and cleaning.

         2.6 Condition of Additional Premises. Tenant shall take the Additional Premises "as-is", in the condition in which the Additional Premises are in as of the date of delivery of the Additional Premises to Tenant, without any obligation on the part of Landlord to prepare the Additional Premises for Tenant's occupancy, without any obligation on the part of Landlord to provide any allowance or contribution toward any work performed by Tenant in respect of the Additional Premises, and without any representation or warranty by Landlord to Tenant as to the condition of the Additional Premises or the Property. Without limiting the foregoing, the second sentence of Section IV(b) of the 1995 Lease shall have no applicability to the Additional Premises.

         2.7 Permitted Use. Tenant shall have the right to use the Additional Premises for general business offices and for other purposes permitted as-of-right under the City of Cambridge Zoning Ordinance and for no other purposes whatsoever.

         2.8 Parking. Tenant shall have the right to use additional 8 parking spaces in the Parking Area based upon its demise of the Additional Premises, as shown on Exhibit A-3.

         2.9 Signage. Tenant shall, promptly after its occupancy of the Additional Premises by Tenant, remove the existing signage on the exterior of 25 Moulton Street and repair any damage to such building caused by the installation or removal of such signage. Provided that Tenant obtains all necessary governmental approvals, Tenant shall have the right to install exterior tenant identification signage on the exterior of 25 Moulton Street which has been approved by Landlord, which approval shall not be unreasonably withheld. Tenant agrees that, on or before the expiration or prior termination of the 1995

Lease, Tenant shall remove such signage and repair any damage caused by the installation or removal of such signage. Tenant shall maintain such signage in good condition throughout the term of the 1995 Lease.

3.       LETTER OF CREDIT

         3.1 Increase in Security. At the time that all of the Conditions to this Amendment to Leases, as defined in Section 12 below, are satisfied, Landlord shall deliver to Tenant the entirety of the cash security deposits paid by Tenant ($66,018.89). Tenant shall, at the time that it executes and delivers this Amendment to Landlord, deliver to Landlord an Irrevocable Standby Letter of Credit ("Letter of Credit") which shall be (1) in the form attached hereto as Exhibit B, (2) issued by a bank reasonably acceptable to Landlord with minimum assets of Ten Billion Dollars ($10,000,000,000.00), upon which presentment may be made in Boston, Massachusetts (the "Issuing Bank"), (3) in an amount ("Letter of Credit Amount") equal to One Hundred Eighty-Five Thousand Two Hundred Ninety-Nine ($185,299.00) Dollars, and (4) for a term of one (1) year, subject to extension in accordance with the terms of this Section 3. Notwithstanding the foregoing sentence to the contrary, by its execution hereof, Landlord hereby accepts and approves Boston Private Bank and Trust Company as the Issuing Bank. If a Letter of Credit Increase Event, as hereinafter defined, occurs, Tenant shall, within fifteen (15) business days of the occurrence of such Event, deliver to Landlord: (i) an amendment to the Letter of Credit, in form reasonably acceptable to Landlord, increasing the Letter of Credit Amount to Five Hundred Fifty-Five Thousand Eight Hundred Ninety-Seven and 66/100 ($555,897.66) Dollars, or (ii) deliver to Landlord an increased Letter of Credit satisfying the requirements of this Section 3.1 in the amount of Five Hundred Fifty-Five Thousand Eight Hundred Ninety-Seven and 66/100 ($555,897.66) Dollars in exchange the Letter of Credit which Landlord is then holding. Tenant's failure timely to deliver such amendment to the Letter of Credit or to deliver to Landlord an increased Letter of Credit, as aforesaid, shall be considered to be an event of default by Tenant under both the 1995 Lease and the 2001 Lease, permitting Landlord to terminate each of said Leases without further notice to Tenant. A "Letter of Credit Increase Event" shall be defined as the first time that Tenant's Cash Holdings, as defined in Section 4.3 below, are less than or equal to Fifteen Million ($15,000,000.00) Dollars.

         3.2 Renewal of Letter of Credit. The Letter of Credit shall be automatically renewable in accordance with Exhibit B; provided however, that in the event the Issuing Bank gives notice of its election not to renew the Letter of Credit for any additional period pursuant thereto, Tenant shall, on or before the date thirty (30) days prior to the expiration of the term of the Letter of Credit, deliver to Landlord a new Letter of Credit satisfying the foregoing conditions ("Substitute Letter of Credit") in lieu of the Letter of Credit then being held by Landlord. Tenant shall be required to deliver a Substitute Letter of Credit satisfying the conditions hereof, on or before the date thirty (30) days prior to the expiration of the term of such Letter of Credit. Tenant agrees that it shall from time to time, as necessary, whether as a result of a draw on the Letter of Credit by

Landlord pursuant to the terms hereof or as a result of the expiration of the Letter of Credit then in effect, renew or replace the original and any subsequent Letter of Credit so that a Letter of Credit, in the amount required hereunder, is in effect until a date which is at least thirty (30) days after the Termination Date of the Lease. If Tenant fails to furnish such renewal or replacement at least thirty (30) days prior to the stated expiration date of the Letter of Credit then held by Landlord, Landlord may draw upon such Letter of Credit and hold the proceeds thereof (and such proceeds need not be segregated) as a Security Deposit pursuant to the terms of this Section 3.

         3.3 Draw Procedures. In the event that Tenant is in default of its obligations under either the 1995 Lease or the 2001 Lease, which default continues beyond applicable notice and cure periods, if any, then Landlord shall have the right, at any time after such event, without giving any further notice to Tenant, to draw down from said Letter of Credit (Substitute Letter of Credit or Additional Letter of Credit, as defined below, as the case may be) (a) the amount necessary to cure such default or (b) if such default cannot reasonably be cured by the expenditure of money, to exercise all rights and remedies Landlord may have on account of such default, the amount which, in Landlord's opinion, is necessary to satisfy Tenant's liability in account thereof. In the event of any such draw by the Landlord, Tenant shall, within fifteen (15) days of written demand therefor, deliver to Landlord an additional Letter of Credit satisfying the foregoing conditions ("Additional Letter of Credit"), except that the amount of such Additional Letter of Credit shall be the amount of such draw. In addition, in the event of a termination based upon the default of Tenant under the Lease, or a rejection of either the 1995 Lease or the 2001 Lease pursuant to the provisions of the Federal Bankruptcy Code, Landlord shall have the right to draw upon the Letter of Credit (from time to time, if necessary) to cover the full amount of damages and other amounts due from Tenant to Landlord under such Lease. Any amounts so drawn shall, at Landlord's election, be applied first to any unpaid rent and other charges which were due prior to the filing of the petition for protection under the Federal Bankruptcy Code. In no event shall said security deposit be deemed to be a prepayment of rent nor shall it be considered a measure of liquidated damages.

         3.4 Landlord's Right to Draw on Letter of Credit if Tenant Fails Timely to Deliver Substitute Letter of Credit. In the event that Tenant fails timely to deliver to Landlord a Substitute Letter of Credit, then the Landlord shall have the right, at any time after such event, without giving any further notice to Tenant or to Landlord, to draw down the Letter of Credit (or Substitute Letter of Credit and/or Additional Letter(s) of Credit) and to hold the proceeds thereof ("Security Proceeds") as security for Tenant's obligations under both the 1995 Lease and the 2001 Lease in accordance with the provisions of this
Section 3.

         3.5 Transfer of Letter of Credit. Upon request of Landlord or any (prospective) purchaser or mortgagee of the Property, Tenant shall, at Tenant's expense, cooperate with Landlord in obtaining an amendment to or replacement of any Letter of Credit which Landlord is then holding so that the amended or new Letter of Credit reflects the name of the new owner of the Building.

         3.6 Return of Letter of Credit. To the extent that Landlord has not previously drawn upon any Letter of Credit, Substitute Letter of Credit, Additional Letter of Credit or Security Proceeds (collectively "Collateral") held by the Landlord, and to the extent that Tenant is not otherwise in default of its obligations under both the 1995 Lease and the 2001 Lease as of the termination date of such Lease, Landlord shall return such Collateral to Tenant on or before the date thirty (30) days after the expiration of the later to expire of the 1995 Lease or the 2001 Lease.

         3.7 Letter of Credit is Not Liquidated Damages. In no event shall the proceeds of any Letter of Credit be deemed to be a prepayment of rent nor shall it be considered as a measure of liquidated damages.

4. TERMINATION OF LEASES ON TERMINATION EVENT AND LICENSE TO OCCUPY POST-TERMINATION EVENT

         4.1 Termination of Leases on Termination Event. If at any time a Termination Event, as hereinafter defined, occurs, then both the 1995 Lease and the 2001 Lease shall terminate as of the date that the Termination Event first occurred, and Tenant shall thereafter be deemed to be a licensee of the 1995 Premises, the 2001 Premises, and the Additional Premises on the terms set forth in Section 4.2.

         4.2 License to Occupy Post-Termination Event. Tenant's occupancy of the 1995 Premises and the Additional Premises after the occurrence of the Termination Event shall be upon all of the same terms and conditions of the 1995 Lease (as hereby amended) which were in effect immediately preceding such Termination Event, to the extent that the same are applicable to a license, except that the term of such license shall terminate as of the earlier of April 30, 2007, or six (6) months after Landlord gives a written termination notice to Tenant. Tenant's occupancy of the 2001 Premises after the occurrence of the Termination Event shall be upon all of the same terms and conditions of the 2001 Lease (as hereby amended), which were in effective immediately preceding such Termination Event, to the extent that the same area applicable to a license, except that the term of such license shall expire as of the earlier of April 30, 2007, or six months after Landlord gives a written termination notice to Tenant.

         4.3 Termination Event. "Termination Event" shall be defined as the first time when Tenant's Cash Holdings, as hereinafter defined, are less than or equal to $6,000,000.00. "Tenant's Cash Holdings" shall be defined as the aggregate amount of cash, cash equivalents, and short term investments held by Tenant and which are free and clear of any liens or encumbrances. In order to enable Landlord to monitor whether a Termination Event has occurred: (i) Tenant shall, on or before the date twenty (20) days after the end of each calendar quarter, (or fifteen (15) days thereafter in the event Tenant's Cash Holdings are less than or equal to $15,000,000), deliver to Landlord with a certification ("Cash Position Certification") from Tenant's Chief Financial Officer or Comptroller, or from the independent certified public accountant that prepared Tenant's most recent financial statement, or from another independent certified public accountant reasonably acceptable to Landlord, of the amount of Tenant's Cash Holdings, and (ii) Tenant shall, within twenty (20) days after its receipt of written request from Landlord, but in no event more than once per calendar month, deliver a Cash Position Certification to Landlord certifying the amount of Tenant's Cash Holdings.

         4.4 Revocation of Tenant's Extension Options. After a Termination Event has occurred, Tenant shall have no further right to extend the term of either the 1995 Lease or the 2001 Lease. Without limiting the foregoing, upon the occurrence of a Termination Event, Section III(b) of 1995 Lease and Section III(b) of the 2001 Lease shall be deemed to be void and without further force or effect.

5.       LANDLORD'S RECAPTURE RIGHTS ON VACANCY DURING LICENSE PERIOD

         Landlord shall have the right (which it may exercise from time to time), at any time after the Termination Event occurs, to terminate Tenant's license to use any portion of the premises which are vacated by Tenant. Landlord may exercise its rights under this Section 5 with respect to a vacated portion of the premises by giving written notice ("Vacancy Termination Notice") to Tenant at any time after the Termination Event occurs when such portion of the premises is vacant. Such Vacancy Termination Notice shall set forth an effective termination date with respect to the portion of the premises in question which is at least thirty (30) days after Landlord gives such Notice, and Tenant's right to license such portion of the premises, and its obligations with respect thereto, shall terminate as of such effective termination date. If Landlord exercises its rights under this Section 7, the number of parking spaces available to Tenant in the Parking Area shall thereafter be reduced pro rata based upon the ratio of the terminated premises to the total premises previously licensed by Tenant, and Tenant's share of Operating Costs with respect to such Parking Area shall be proportionately reduced.

6.       AMENDMENTS TO 1995 LEASE

         Effective as of the date that all of the Conditions to this Amendment, as defined in Section 12 hereof, have first been satisfied, the 1995 Lease shall be amended as follows:

         6.1 Tenant's Extension Option. The first paragraph of Section III(b) of the 1995 Lease is hereby deleted in its entirety and the following is substituted in its place:

         "On the conditions (which conditions Landlord may, at its election, waive by written notice to Tenant at any time), that: (i) no Termination Event has occurred prior to the commencement of the hereinafter referenced Additional Term, (ii) both at the time that Tenant gives Landlord written notice exercising its extension option under this Section 6.1, and as of the commencement of the Additional Term, Tenant is not in default of its obligations under the 1995 Lease, and (iii) both at the time that Tenant gives

Landlord written notice exercising its extension option under this Section 6.1, and as of the commencement of the Additional Term, the 1995 Lease is in full force and effect, Tenant shall have the right to extend the term of the 1995 Lease for one additional term ("Additional Term") commencing as of May 1, 2007 and ending as of April 30, 2012. Said additional term shall be upon all of the same terms and conditions of the 1995 Lease in effect immediately preceding the commencement of such Additional Term, except that:

             a. The annual base rent payable with respect to the 1995 Premises shall be as follows:

         ------------------------------ ----------------------------------------
               Period           $ per Square     Annual Rent         Monthly
               ------           ------------     -----------         -------
                                    Foot                             Payment
                                    ----                             -------

         -----------------------------------------------------------------------
          August 15, 2002 -
          February 28, 2006        $ 8.85       $  310,574.50      $ 25,881.25
         -----------------------------------------------------------------------
          March 1, 2006 -
          April 30, 2007           $30.00       $1,052,850.00      $ 87,737.50
         -----------------------------------------------------------------------
          May 1, 2007 -
          April 30, 2009           $38.00       $1,333,610.00      $111,134.17
         -----------------------------------------------------------------------
          May 1, 2009 -
          April 30, 2012           $43.00       $1,509,085.00      $125,757.08
         -----------------------------------------------------------------------

             b. The annual base rent payable with respect to the Additional Premises during the Additional Term shall be as set forth in Section 2.3;

             c. Tenant shall have no further right to extend the term of the 1995 Lease other than the one five year term provided for in this
         Section 8.1.

             d. Notwithstanding the fact that, upon Tenant's exercise of the herein option to extend the term of the 1995 Lease, such extension shall be self-executing, as aforesaid, the parties shall promptly execute a lease amendment reflecting such Additional Term after Tenant exercises the herein option. The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant's exercise of its rights under this Section 6.1, unless otherwise specifically provided in such lease amendment.

         6.2 Management Fees. Notwithstanding the provisions of Section III(f) of the 1995 Lease and Section 2.5 hereof, management fees shall be excluded from the costs payable by Tenant pursuant to said Section III(f) and said Section 2.5 (such costs being collectively referred to as the "Operating Expenses"), and in lieu thereof, Tenant shall pay to Landlord, as additional rent, a management fee ("Management Fee Rent") equal to three (3%) percent of the sum of annual base rent and the annual Operating Expenses payable by Tenant, from time to time, under the 1995 Lease. Management Fee Rent shall be payable in equal monthly installments in advance at the same time and in the same manner that annual base rent is payable by Tenant. Within ninety (90) days after the end of each calendar year included in the term of the 1995 Lease, Landlord shall deliver to Tenant a written reconciliation of Operating Expenses and the Management Fee Rent against actual expenses for such calendar year and to the extent such reconciliation indicates amounts due and payable to Tenant, shall credit such amounts against any rent payments next due and owing by Tenant.

         6.3 Cross Default. Any default by Tenant under the 2001 Lease shall be deemed to be a default under the 1995 Lease.

         6.4 Tenant's Rights and Obligations with Respect to Removal of Existing Alterations and Equipment. Notwithstanding anything to the contrary in the 1995 Lease contained: (i) Tenant shall have no obligation to remove any alterations, improvements or fixtures existing in the 1995 Premises, the Mimeon Premises or the Bionaut Premises except for those items ("1995 Tenant Items") listed on Exhibit C, and (ii) Tenant shall have no right to remove any alterations, improvements or fixtures existing in the 1995 Premises except for the 1995 Tenant Items. Tenant may remove the 1995 Tenant Items on or before the expiration or prior termination of Tenant's right to lease the 1995 Premises, and shall repair any damage to the 1995 Premises or the buildings caused by the installation or removal of the 1995 Tenant Items.

         6.5 Amortization of Original Leasehold Improvements. For the purposes of determining the amount of excess rents, if any, payable to Landlord in the event of any sublease of the 1995 Premises or assignment by Tenant of the 1995 Lease, the parties hereby agree that the "amortization of the original leasehold improvements" is equal to the amount set forth in Exhibit E, and that there will be no amortization of the original leasehold improvements applicable to the Additional Premises.

         6.6 Hazardous Materials: Notwithstanding anything to the contrary in either the 1995 Lease (including, without limitation, Section V(f) thereof) contained, Landlord shall have no obligation or liability to Tenant with respect to the presence or alleged presence of hazardous materials which exist in or about the Property prior to the time that Landlord acquires title to the Property, or with respect to any hazardous materials for which Tenant is responsible pursuant to Section VI(g) of the 1995 Lease.

         6.7 Excess Rent. Tenant represents to Landlord that the amount of Excess Rent payable by Tenant to Landlord with respect to the Mimeon Sublease is $64,651.80 per annum (i.e. monthly payments of $5,387.65).

         6.8 Tenant's Right of First Refusal. Tenant shall have no further right to lease additional premises at the Property. Without limiting the foregoing, the second paragraph Section III(c) of the 1995 Lease is hereby deleted in its entirety and is of no further force or effect.

7.       AMENDMENTS TO 2001 LEASE

         Effective as of the date that all of the Conditions to this Amendment, as defined in Section 12 hereof, have first been satisfied, the 2001 Lease shall be amended as follows:

         7.1 Tenant's Extension Option. Section III(b) of the 2001 Lease is hereby deleted in its entirety and the following is substituted in its place:

         "On the conditions (which conditions Landlord may, at its election, waive by written notice to Tenant at any time), that: (i) no Termination Event has occurred prior to the commencement of the hereinafter referenced Additional Term, (ii) both at the time that Tenant gives Landlord written notice exercising its extension option under this Section 7.1, and as of the commencement of the Additional Term, Tenant is not in default of its obligations under the 2001 Lease, and (iii) both at the time that Tenant gives Landlord written notice exercising its extension option under this Section 7.1, and as of the commencement of the Additional Term, the 2001 Lease is in full force and effect, Tenant shall have the right to extend the term of the 2001 Lease for one additional term ("Additional Term") commencing as of May 1, 2007 and ending as of April 30, 2012. Said additional term shall be upon all of the same terms and conditions of the 2001 Lease in effect immediately preceding the commencement of such Additional Term, except that:

             a. The annual base rent payable with respect to the 2001 Premises for the period May 1, 2007-April 30, 2009 shall be $676,400.00 (i.e. monthly payments of $56,366.67) [based upon $38 per rentable square foot];

             b. The annual base rent payable with respect to the 2001 Premises for the period May 1, 2009-April 30, 2012 shall be $765,400.00 (i.e. monthly payments of $63,783.33) based upon $43 per rentable square foot];

             c. Tenant shall have no further right to extend the term of the 2001 Lease other than the one five year term provided for in this
         Section 7.1.

             d. Notwithstanding the fact that, upon Tenant's exercise of the herein option to extend the term of the 2001 Lease, such extension shall be self-executing, as aforesaid, the parties shall promptly execute a lease amendment reflecting such Additional Term after Tenant exercises the herein option. The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant's exercise of its rights under this Section 7.1, unless otherwise specifically provided in such lease amendment.

         7.2 Cross Default. Any default under the 1995 Lease shall be deemed to be a default under the 2001 Lease.

         7.3 Tenant's Rights and Obligations with Respect to Removal of Existing Alterations and Equipment. Notwithstanding anything to the contrary in the 2001 Lease contained: (i) Tenant shall have no obligation to remove any alterations, improvements or fixtures existing in the 2001 Premises, except for those items ("2001 Tenant Items") listed on Exhibit C, and (ii) Tenant shall have no right to remove any alterations, improvements or fixtures existing in the 2001 Premises except for the 2001 Tenant Items. Tenant may remove the 2001 Tenant Items on or before the expiration or prior termination of Tenant's right to lease the 2001 Premises, and shall repair any damage to the 2001 Premises or the buildings caused by the installation or removal of the 2001 Tenant Items.

         7.4 Excess Rents. Tenant represents to Landlord that if Tenant enters into the Bionaut Sublease, the excess rent payable by Tenant to Landlord in respect of the Bionaut Sublease shall be as set forth in Exhibit E.

8.       AMENDMENTS TO BOTH 1995 LEASE AND 2001 LEASE

         Effective as of the date that all of the Conditions to this Amendment, as defined in Section 12 hereof, have first been satisfied, the 2001 Lease shall be amended as follows:

         8.1 Late Fee and Interest. In order to compensate Landlord for administrative costs incurred by Landlord in the event of late payment by Tenant, if any payment of base rent or any other amount payable by Tenant under either the 1995 Lease or the 2001 Lease is not paid in full on or before the date ten days after the due date, then: (i) Tenant shall pay to Landlord a late fee equal to three (3%) percent of the past due amount, and (ii) interest shall accrue on such past due amount at the rate of one and one-half percent per month from the date that such amount was due until such amount is paid in full. Notwithstanding the foregoing to the contrary, Tenant shall be entitled to one late payment in any twelve-month period before incurring such late fee and interest.

         8.2 Default. The word "Landlord" is hereby substituted for the word "non-defaulting" in the first line after Section VIII(e), and Sections VIII(b) of both the 1995 Lease and the 2001 Lease are hereby deleted in their entirety and the following is substituted in their place:

         "(b) if the Tenant shall violate or be in default in its observance or performance of any covenant, condition or agreement herein contained other than the payment of rent, and shall have failed to remedy such violation or default within thirty (30) days after notice in writing of such breach or default has been given by Landlord to Tenant (or, if the nature of such breach or default is such that it cannot be remedied within such thirty (30) day period, if the Tenant has failed to commence remedial action within said thirty (30) days and thereafter continued such action with due diligence); or"

         8.3 Self-Help Rights. Delete the last paragraph of Section VIII of both the 1995 Lease and the 2001 Lease and substitute the following in its place:

         "If the Tenant shall default under provisions of Section VIII(b) above, and such default continues beyond applicable notice and grace periods, the Landlord, without being under any obligation to do so and without thereby waiving such default or any other of its remedies under the Lease, at its sole option, may remedy such default for the account of and at the expense of the Tenant. Any such sums shall be paid to the Landlord by the Tenant as additional rent."

         8.4 Subordination, Nondisturbance and Attornment Agreements. Notwithstanding any provisions of either the 1995 Lease or the 2001 Lease (including, without limitation, Sections X(e) of each), Landlord may satisfy its obligation to deliver a "subordination-nondisturbance-attornment agreement", as referenced in the 1995 Lease or a "nondisturbance and attornment agreement", as referenced in the 2001 Lease, if Landlord delivers to Tenant such an agreement in the customary form of Landlord's mortgagee, with such commercially reasonable changes as Tenant may request (rather than the form of agreement which is attached to each Lease).

         8.5  Limitations on Liability.

         a. Tenant shall neither assert nor seek to enforce any claim against Landlord, or Landlord's agents or employees, or the assets of Landlord or of Landlord's agents or employees, for breach of either the 1995 Lease or the 2001 Lease or otherwise, other than against Landlord's interest in the Property and in the uncollected rents, issues and profits thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under either Lease, it being specifically agreed that in no event shall Landlord or Landlord's agents or employees (or any of the officers, trustees, directors, partners, beneficiaries, joint venturers, members, stockholders or other principals or representatives, and the like, disclosed or undisclosed, thereof) ever be personally liable for any such liability. This Section 8.5 shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or to take any other action which shall not involve the personal liability of Landlord to respond in monetary damages from Landlord's assets other than the Landlord's interest in the Property. In no event shall Landlord or Landlord's agents or employees (or any of the officers, trustees, directors, partners, beneficiaries, joint venturers, members, stockholders or other principals or representatives and the like, disclosed or undisclosed, thereof) ever be liable for consequential or incidental damages. Without limiting the foregoing, in no event shall Landlord or Landlord's agents or employees (or any of the officers, trustees, directors, partners, beneficiaries, joint venturers, members, stockholders or other principals or representatives and the like, disclosed or undisclosed, thereof) ever be liable for lost profits of Tenant.

         b.   Except as set forth in this Paragraph (b):

         (1) In no event shall Tenant or Tenant's agents or employees (or any of the officers, trustees, directors, partners, beneficiaries, joint venturers, members, stockholders or other principals or representatives and the like, disclosed or undisclosed, thereof) ever be liable for consequential or incidental damages; nor shall Tenant or Tenant's agents or employees (or any of the officers, trustees, directors, partners, beneficiaries, joint venturers, members, stockholders or other principals or representatives and the like, disclosed or undisclosed, thereof) ever be liable for lost profits of Landlord.

         (2) Nothing herein shall relieve Tenant of any liability which it has to Landlord based upon the breach of its obligations under Section 8.6, or in the event that Tenant breaches its obligations under either the 1995 Lease or 2001 Lease with respect to the handling, storage, discharge or transportation of hazardous materials or substances in any premises or the Property.

         8.6 Hold Over. If Tenant or anyone claiming under Tenant shall remain in possession of any premises demised to Tenant under either the 1995 Lease or the 2001 Lease after the expiration or prior termination of Tenant's occupancy rights without any agreement in writing between Landlord and Tenant with respect thereto, then, prior to the acceptance of any payments for rent or use and occupancy by Landlord, the person remaining in possession shall be deemed a tenant-at-sufferance. Whereas the parties hereby acknowledge that Landlord may need such premises after the expiration or prior termination of Tenant's occupancy rights for other tenants and that the damages which Landlord may suffer as the result of Tenant's holding-over cannot be determined as of the Execution Date hereof, in the event that Tenant so holds over, Tenant shall pay to Landlord in addition to all rental and other charges due and accrued under the Lease prior to the date of termination, a use and occupancy charge at an annual rate of $43 per rentable square foot, measured from the day on which Tenant's hold-over commenced and terminating on the day on which Tenant vacates the premises. In addition, if such hold over continues for a period of more than sixty (60) days, Tenant shall defend, indemnify and hold Landlord harmless from and against any and all damages which Landlord may suffer on account of Tenant's hold over in the premises after termination of Tenant's occupancy rights.

         8.7 Landlord's Liability for Representations by Prior Landlord. In order to induce Landlord to enter into this Amendment, Tenant hereby agrees that Landlord shall not have any liability to Tenant based upon the breach of any representation made by Prior Landlord to Tenant in connection with the execution of either Lease, including, without limitation, any representation which is expressly set forth in either Lease.

         8.8 Collateral Assignment of Subtenant Rights. If any portion of the premises demised under either the 1995 Lease or the 2001 Lease is sublet or occupied by anybody other than Tenant, Landlord may, at any time that Tenant is in default, beyond applicable grace periods, of its obligations under either the 1995 Lease or the 2001 Lease, collect rent and other charges directly from the subtenant or occupant, and apply the net amount collected to the rent and other charges herein reserved then due and thereafter becoming due, but no such subletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the subtenant or occupant as a tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant contained under either the 1995 Lease or the 2001 Lease.

         8.9 Hazardous Materials. Tenant shall deliver to Landlord, within thirty (30) days after the Execution Date of this Amendment, a written identification of the hazardous materials used by Tenant at the Property as well as copies of any correspondence ("Hazardous Materials Correspondence") which Tenant has either received or given to governmental authorities relating to whether use of hazardous materials at the Property. Tenant shall, within fifteen
(15) days after written request from Landlord, from time to time during the term of Leases (but not more often than one time every six months), deliver to Landlord a written identification of the hazardous materials used by Tenant at the Property during the proceeding six month period and copies of any Hazardous Materials Correspondence received or given by Tenant during the immediately preceding six month period.

9.       BROKER

         Each party represents that it has not dealt with any broker or other person entitled to a fee or commission in connection with this Amendment of Leases. Each party shall indemnify, defend, and hold the other parties harmless against any loss, cost, or damage (including, without limitation, reasonable attorneys fees) which arise in breach of the foregoing representation by the indemnifying party.

10.      TENANT'S ESTOPPEL CERTIFICATE

         In order to induce Landlord to enter into this Amendment of Leases, Tenant hereby certifies to Landlord and its mortgagee that:

         10.1 The facts set forth in Section 1 of this Amendment are true and correct.

         10.2 The Leases set forth the entire agreement between Landlord and the undersigned with respect to the Property, the Leases are in full force and effect and have not been amended, modified or extended, except as set forth in
Section 1 above.

         10.3 Subject to the provisions of this Amendment of Leases, the expiration date of both of the Leases is April 30, 2007.

         10.4 The undersigned has not assigned any of its interest in either of the Leases or subleased all or any portion of the premises demised under either of the Leases, except as set forth in Section 1 above.

         10.5 Tenant has no defenses, counterclaims, set-offs or concessions against rent or charges due or to become due under the Lease.

         10.6 Tenant has unconditionally accepted all of the Premises demised under either of the Leases (except for the Additional Premises) has commenced payment of full rent under each of the Leases, and is the owner and holder of the entire tenant's interest in each of the Leases.

         10.7 All work required to be performed by Landlord as of the date hereof with respect to each of the Leases and in connection with all of the premises demised under each of Leases has been completed by Landlord to the satisfaction of Tenant, and Landlord has paid all tenant allowances, if any, due to Tenant.

         10.8 Tenant has no right or option pursuant to either of the Leases or otherwise to purchase all or any part of the Premises or the Property.

         10.9 Tenant has not introduced, discharged, or release hazardous materials in the Premises or the Property, except in compliance with all applicable laws. Tenant agrees to deliver to Landlord within thirty (30) days from the date hereof information identifying the hazardous materials used by Tenant at the Property.

11.      NOTICES

         Any notices permitted or required to be given to any of the parties hereunder shall be given to the following addresses until the party entitled to receive such notices gives the other parties notice of a change of address:

         To Landlord:
               Fresh Pond Research Park Trust
               c/o The Cambridge Company
               300 Massachusetts Avenue
               Boston, Massachusetts 02115
               Attention: Mr. Robert L. Wolff

         To Tenant:

               Curis, Inc.
               45 Moulton Street
               Cambridge, Massachusetts 02138
               Attention: Mr. James S. Sigler

12.      CONDITIONS TO AMENDMENT OF LEASES

         If all of the following events do not occur on or before August 15, 2002, then, upon written notice from any of the parties hereto to the other parties hereto, this Amendment of Leases shall be void and have no force or effect:

         12.1 Execution and delivery of this Amendment of Leases by all parties hereto;

         12.2 Execution and delivery of a sublease (which shall include agreements of attornment and recognition between Landlord and Bionaut) in the form attached hereto as Exhibit D;

         12.3 Delivery of the $185,299.00 Letter of Credit from Tenant to Landlord; and

         12.4 Delivery of the cash security deposits held by Landlord to Tenant.

         As hereby amended, both the 1995 Lease and the 2001 Lease are ratified, confirmed and approved in all respects.

         EXECUTED UNDER SEAL as of the date first above written.


         LANDLORD:

         FRESH POND RESEARCH PARK TRUST
         By FPRP Moulton LLC, Trustee

         By    /s/ William P. McQuillan
            --------------------------------
                   (Name)   (Title) manager
                   Hereunto Duly Authorized


         TENANT:
         CURIS, INC.

         By    /s/ James S Sigler
            ------------------------------------------
                   James S. Sigler, Vice President-Manufacturing & Development Hereunto Duly Authorized


         TENANT:
         CURIS, INC.

         By    /s/ Daniel R. Passeri
            ------------------------------------------
                   Daniel R. Passeri, President and CEO
                   Hereunto Duly Authorized

                                    EXHIBIT A

      Floor Plans of Bionaut Premises, Additional Premises and Parking Plan
                   (Consisting of Exhibits A-1, A-2, and A-3)

                                    EXHIBIT B
                            Form of Letter of Credit

                                           NUMBER:________________
                                           ISSUANCE DATE: 8/___/02
                                           EXPIRATION DATE:_______
                                           APPLICANT:  CURIS, INC.
                                           ADDRESS:_______________
                                               ___________________

                                           MAXIMUM AGGREGATE
                                           CREDIT AMOUNT: USD$185,299.00

BENEFICIARY:
FPRP MOULTON LLC, as TRUSTEE of
FRESH POND RESEARCH PARK TRUST


DEAR SIR OR MADAM:

         We hereby establish our Irrevocable Standby Letter of Credit #________ ("Letter of Credit") in your favor at the request and for the account of the Applicant up to an aggregate amount not to exceed One Hundred Eighty-Five Thousand Two Hundred Ninety-Nine US Dollars (USD$185,299.00) effective 8/___/02. Payment of any draft drawn on us will be honored at sight in accordance with the terms herein upon presentation of:

         (a) the original Letter of Credit, accompanied by:

         (b) your statement, signed by a purportedly authorized officer/official of the Beneficiary certifying that the Beneficiary is entitled to draw upon this Letter of Credit (in the amount of the draft submitted herewith) pursuant to the
Section 3 of an Amendment of Leases dated August ___, 2002 by and between FPRP Moulton LLC, as Trustee of Fresh Pond Research Park Trust, as Landlord, and Curis, Inc. as Tenant.

         Draft(s) must indicate name and issuing bank and credit number and must be presented at this office.

         You shall have the right to make partial draws against this Letter of Credit, from time to time. In the event that you elect to draw upon less than the full stated amount hereof, the stated amount of the Letter of Credit will be automatically reduced by the amount of such partial draw.

         This Letter of Credit is transferable without charge to you at any time and from time to time and may be transferred in its entirety only. Any such transfer is to be effective at this office and is contingent upon:

         A.   The satisfactory completion of our transfer form attached hereto;
and

         B. The return of the original of this Letter of Credit and all amendments thereto for endorsement thereon by us to the transferee.

         This Letter of Credit shall expire at our office on August __, 2003 (the "Stated Expiration Date"). It is a condition of this Letter of Credit that the Stated Expiration Date shall be deemed automatically extended without amendment for successive one (1) year periods from such Stated Expiration Date and on each and every successive expiry date thereafter to a final expiry date of ________, 200_, unless at least sixty (60) days prior to such Stated Expiration Date (or any anniversary thereof) we shall notify you and the Accountee/Applicant in writing by registered mail (return receipt) that we elect not to consider this Letter of Credit extended for any such additional one (1) year period. In addition to the foregoing, we understand and agree that you shall be entitled to draw upon this Letter of Credit as set forth above in the event that we elect not to renew this Letter of Credit and, in addition to the requirements set forth in (a) and (b), you provide us with a dated statement purportedly signed by Beneficiary's authorized officers stating that the Applicant has failed to provide you with an acceptable substitute irrevocable standby letter of credit in accordance with the terms of the above-referenced Lease.

         We expressly agree and acknowledge that we shall not refuse to pay on any draw permitted under this Letter of Credit in the event that the Accountee/Applicant opposes, contests or otherwise attempts to interfere with any attempt by Landlord to draw down from said Letter of Credit. If any draft, and the requisite documents , are presented on or before the stated Expiration Date (or any anniversary thereof) of this Letter of Credit, we will honor such draft drawn under, and in compliance with the terms of this Letter of Credit, upon presentation, and payment will be effected in accordance with any accompanying instructions on the same day if presentation is made before 10:00 A.M., Eastern Time, on that day. If presentation is made after 10:00 A.M., Eastern Time, then payment will be effected in accordance with any accompanying instructions before the close of business the following day.

         Except as otherwise expressly stated herein, this Letter of Credit is subject to the "Uniform Customs and practice for Documentary Credits, International Chamber of Commerce (1993 Revision), Publication No. 500 ".

                                                   Very truly yours,

                                                   _____________________________


                                                   By:__________________________
                                                      Name:
                                                      Title:

                                    EXHIBIT C
          Alterations and Fixtures which Tenant has the Right to Remove

                                    EXHIBIT D
                                BIONAUT SUBLEASE

                                   EXHIBIT E
                                ADDITIONAL TERMS


1. Section 6.5: "amortization of the original leasehold improvements" means $______/square foot per annum.

2. Section 7.4: excess rent payable by Tenant to Landlord in respect of the Bionaut Sublease shall be $_____ per annum.

                                      -22-